Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our December 24, 2008 reports on the financial position of MarketPlus Capital Company LLC and of its parent company, Finnovative, Inc., in the Registration Statement (Form SB-1 No. 33-84928) and related Prospectus of MarketPlus Capital Company LLC for the registration of $326,000,000 of MarketPlus securities.

Sausalito, California

December 24, 2008